Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Isle of Capri Casinos, Inc.

Fiscal Years Ended April 23, 2017 and April 24, 2016

With Report of Independent Auditors

Isle of Capri Casinos, Inc.

Consolidated Financial Statements

Years Ended April 23, 2017 and April 24, 2016

Report of Independent Auditors

The Board of Directors and Stockholders

Eldorado Resorts, Inc.

We have audited the accompanying consolidated financial statements of Isle of Capri Casinos, Inc. (the Company), which comprise the consolidated balance sheets as of April 23, 2017 and April 24, 2016, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the fiscal years ended April 23, 2017, April 24, 2016, and April 26, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Isle of Capri Casinos, Inc. at April 23, 2017 and April 24, 2016, and the consolidated results of their operations and their cash flows for the fiscal years ended April 23, 2017, April 24, 2016, and April 26, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

St. Louis, Missouri

July 19, 2017

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	April 23,	April 24,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$55,739	$62,126
Restricted cash	20,492	461
Marketable securities	17,802	19,338
Accounts receivable, net of allowance for doubtful accounts of $512 and $1,389, respectively	18,254	12,484
Inventory	5,537	5,580
Income taxes receivable	4,220	—
Prepaid expenses and other assets	11,903	10,545
Assets held for sale	101,082	2,361

Total current assets	235,029	112,895
Property and equipment, net	806,370	810,450
Other assets:
Goodwill	79,305	79,776
Other intangible assets, net	31,400	32,237
Deferred financing costs, net	1,907	3,777
Restricted cash and investments	9,871	9,819
Prepaid deposits and other	4,546	4,996
Deferred income taxes	1,024	1,144
Long-term assets held for sale	—	139,130

Total assets	$1,169,452	$1,194,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$22,887	$80
Accounts payable	19,287	27,432
Accrued liabilities:
Payroll and related	35,305	34,743
Property and other taxes	17,899	18,814
Income tax payable	—	123
Interest	14,097	14,678
Progressive jackpots and slot club awards	14,784	13,705
Deferred proceeds for assets held for sale	21,192	—
Other	20,168	20,646
Liabilities related to assets held for sale	6,046	7,326

Total current liabilities	171,665	137,547
Long-term debt, less current maturities	796,328	911,688
Deferred income taxes	20,352	37,902
Other accrued liabilities	16,947	17,557
Other long-term liabilities	14,012	13,912
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at April 23, 2017 and April 24, 2016	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	250,789	244,472
Retained earnings (deficit)	(91,676)	(152,868)

	159,534	92,025
Treasury stock, 685,565 shares at April 23, 2017 and 1,300,955 shares at April 24, 2016	(9,386)	(16,407)

Total stockholders’ equity	150,148	75,618

Total liabilities and stockholders’ equity	$1,169,452	$1,194,224

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share amounts)

	Fiscal Year Ended
	April 23,	April 24,	April 26,
	2017	2016	2015
Revenues:
Casino	$862,740	$869,727	$866,177
Rooms	21,468	20,881	21,761
Food, beverage, pari-mutuel and other	109,739	111,636	114,556

Gross revenues	993,947	1,002,244	1,002,494
Less promotional allowances	(170,365)	(170,508)	(179,656)

Net revenues	823,582	831,736	822,838
Operating expenses:
Casino	121,112	124,125	126,902
Gaming taxes	219,777	221,188	219,941
Rooms	5,449	5,349	5,231
Food, beverage, pari-mutuel and other	39,986	43,179	43,292
Marine and facilities	41,567	42,886	44,345
Marketing and administrative	178,054	183,262	186,689
Corporate and development	27,379	29,067	29,088
Valuation charges	—	—	9,000
Preopening expense	597	153	—
Transaction expense	4,596	—	—
Depreciation and amortization	68,647	69,461	65,141

Total operating expenses	707,164	718,670	729,629

Operating income	116,418	113,066	93,209
Interest expense	(66,572)	(68,025)	(84,116)
Interest income	311	308	369
Loss on early extinguishment of debt	(1,790)	(2,966)	(13,757)

Income (loss) from continuing operations before income taxes	48,367	42,383	(4,295)
Income tax benefit (provision)	7,794	(4,178)	(473)

Income (loss) from continuing operations	56,161	38,205	(4,768)
Income from discontinued operations, including loss on sale, net of income tax provision of $4,120, $0 and $638 for the fiscal years ended 2017, 2016 and 2015, respectively	7,861	7,999	9,945

Net income and Comprehensive income	$64,022	$46,204	$5,177

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

					Accum.
					Other
					Compre-		Total
	Shares of		Additional	Retained	hensive		Stock-
	Common	Common	Paid-in	Earnings	Income	Treasury	holders’
	Stock	Stock	Capital	(Deficit)	(Loss)	Stock	Equity
Balance, April 27, 2014	42,066,148	421	247,819	(201,913)	—	(26,943)	19,384
Net income	—	—	—	5,177	—	—	5,177
Other comprehensive income, net of tax	—	—	—	—	—	—	—
Exercise of stock options	—	—	(47)	—	—	121	74
Issuance of restricted stock, net of forfeitures	—	—	(2,392)	—	—	2,392	—
Issuance of stock under compensation plans	—	—	(6,894)	(2,336)	—	4,644	(4,586)
Stock compensation expense	—	—	3,413	—	—	—	3,413

Balance, April 26, 2015	42,066,148	421	241,899	(199,072)	—	(19,786)	23,462
Net income	—	—	—	46,204	—	—	46,204
Other comprehensive income, net of tax	—	—	—	—	—	—	—
Exercise of stock options	—	—	(821)	—	—	1,690	869
Issuance of restricted stock, net of forfeitures	—	—	(1,689)	—	—	1,689	—
Stock compensation expense	—	—	5,083	—	—	—	5,083

Balance, April 24, 2016	42,066,148	421	244,472	(152,868)	—	(16,407)	75,618
Net income	—	—	—	64,022	—	—	64,022
Other comprehensive income, net of tax	—	—	—	—	—	—	—
Exercise of stock options	—	—	(382)	—	—	1,127	745
Issuance of restricted stock, net of forfeitures	—	—	(413)	—	—	439	26
Issuance of stock under compensation plans	—	—	(7,303)	(2,830)	—	5,455	(4,678)
Reduction of excess tax benefit from vested and exercised stock based compensation	—	—	8,954	—	—	—	8,954
Stock compensation expense	—	—	5,461	—	—	—	5,461

Balance, April 23, 2017	42,066,148	$421	$250,789	$(91,676)	$—	$(9,386)	$150,148

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	April 23,	April 24,	April 26,
	2017	2016	2015
Operating activities:
Net income	$64,022	$46,204	$5,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,590	82,451	78,875
Amortization and write-off of deferred financing costs	4,233	4,237	4,700
Amortization of debt (premium) discount, net	(457)	(446)	344
Loss on early extinguishment of debt	1,790	2,966	13,757
Valuation charges	1,687	4,424	9,000
Deferred income taxes	(5,457)	4,050	943
Stock compensation expense	5,461	5,083	3,413
Gain on sale of discontinued operations	—	(6,424)	—
(Gain) loss on disposal of assets	(799)	143	102
Changes in operating assets and liabilities:
Marketable securites	1,536	179	7,772
Accounts receivable	(5,741)	(1,539)	1,444
Income taxes payable/receivable	(4,343)	(2)	198
Prepaid expenses and other assets	(698)	(529)	1,041
Accounts payable and accrued liabilities	(6,244)	(4,885)	(1,198)

Net cash provided by operating activities	127,580	135,912	125,568

Investing activities:
Purchase of property and equipment	(74,237)	(70,262)	(41,686)
Proceeds from asset sales	39,444	11,496	73
Net cash paid for acquisitions	(5,534)	—	—
Restricted cash and investments	1,864	(425)	340

Net cash used in investing activities	(38,463)	(59,191)	(41,273)

Financing activities:
Proceeds from long-term debt borrowings	—	—	153,000
Net (repayments) borrowings on line of credit	(44,700)	(7,500)	10,300
Principal repayments on long-term debt	(50,080)	(62,399)	(238,061)
Premiums payments on retirement of long-term debt	(1,469)	(2,409)	(10,465)
Payment of deferred financing costs	—	(209)	(2,536)
Payment of other long-term obligation	—	(9,384)	—
Proceeds from exercise of stock options	745	869	74

Net cash used in financing activities	(95,504)	(81,032)	(87,688)

Net decrease in cash and cash equivalents	(6,387)	(4,311)	(3,393)
Cash and cash equivalents at beginning of year	62,126	66,437	69,830

Cash and cash equivalents at end of year	$55,739	$62,126	$66,437

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

1.	Organization

Organization—Isle of Capri Casinos, Inc., a Delaware corporation, was incorporated in February 1990. Except where otherwise noted, the words “we,” “us,” “our” and similar terms, as well as “Company,” refer to Isle of Capri Casinos, Inc. and all of its subsidiaries. We are a developer, owner and operator of branded gaming facilities and related lodging and entertainment facilities in markets throughout the United States. Our wholly owned subsidiaries own or operate fourteen casino gaming facilities in the United States located in Black Hawk, Colorado; Pompano Beach, Florida; Bettendorf and Waterloo, Iowa; Lake Charles, Louisiana; Lula and Vicksburg, Mississippi; Boonville, Cape Girardeau, Caruthersville and Kansas City, Missouri; and Nemacolin, Pennsylvania.

Subsequent Event—On May 1, 2017, Isle of Capri Casinos, Inc. was acquired by Eldorado Resorts, Inc. (“Eldorado” or “ERI”) pursuant to the Agreement and Plan of Merger dated as of September 19, 2016. As a result of the Merger, the Company became a wholly owned subsidiary of Eldorado and each outstanding share of Isle’s stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI common stock, at the election of the applicable Isle shareholder and subject to proration such that the outstanding shares of Isle common stock were exchanged for aggregate consideration of 58% cash, of $552.0 million, and 42% ERI common stock, or 28.5 million newly issued shares of ERI common stock.

Other than transaction expenses associated with the merger of $4,596 in fiscal 2017, the terms of the agreement did not impact the Company’s consolidated financial statements as of April 23, 2017.

As a result of the Merger, all outstanding Isle debt has been extinguished (See Note 7).

The Company evaluated all subsequent events through July 19, 2017, the date the financial statements were available to be issued. During this period, there were no events, other than the Merger, that required recognition or disclosure in the financial statements.

2.	Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Discontinued operations include our Lake Charles, Louisiana property expected to close in early fiscal year 2018, our Marquette, Iowa property sold in March 2017 and our Natchez, Mississippi property sold in October 2015.

Fiscal Year-End—Our fiscal year typically ends on the last Sunday in April. Periodically, this system necessitates a 53-week year. Fiscal years 2017, 2016 and 2015 were 52-week years, which commenced on April 25, 2016, April 27, 2015 and April 28, 2014, respectively.

Reclassifications—Certain reclassifications of prior year presentations have been made to conform to the fiscal 2017 presentation and our presentation of our Lake Charles, Louisiana and Marquette, Iowa properties as discontinued operations and assets and liabilities held for sale.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents—We consider all highly liquid investments purchased with an original maturity of three months or less as cash equivalents. Cash also includes the minimum operating cash balances required by state regulatory bodies, which totaled $22,097 and $23,071 at April 23, 2017 and April 24, 2016, respectively.

Marketable Securities—Marketable securities consist primarily of trading securities held by our captive insurance subsidiary. The trading securities are primarily debt and equity securities that are purchased with the intention to resell in the near term. The trading securities are carried at fair value with changes in fair value recognized in current period income in the accompanying statements of operations and comprehensive income.

Inventories—Inventories are stated at the lower of weighted average cost or market value.

Property and Equipment—Property and equipment are stated at cost or if purchased through a business acquisition, the value determined under purchase accounting. We capitalize the cost of purchased property and equipment and capitalize the cost of improvements to property and equipment that increases the value or extends the useful lives of the assets. Costs of normal repairs and maintenance are charged to expense as incurred.

Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Years
Slot machines, software and computers	3-5
Furniture, fixtures and equipment	5-10
Leasehold improvements	Lesser of life of lease or estimated useful life
Buildings and improvements	7-39.5

Certain property currently leased in Bettendorf, Iowa and at our Nemacolin, Pennsylvania casino is accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 840, Leases (“ASC 840”).

We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with ASC Topic 360, Property, Plant and Equipment (“ASC 360”) which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In assessing the recoverability of the carrying value of such property, equipment and other long-lived assets, we make assumptions regarding future cash flows and residual values. In estimating expected future cash flows, assets are grouped at the lowest level of identifiable cash flows, which is usually the individual property. If the assets are determined to be impaired, a loss is recognized based on the amount by which the carrying amount exceeds the estimated fair market value of the long-lived assets.

Capitalized Interest—The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of our borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended. Capitalized interest was $295, $600 and $23 for fiscal years 2017, 2016 and 2015, respectively.

Restricted Cash and Investments—We classify cash and investments which are either statutorily or contractually restricted as to withdrawal or usage as restricted cash short-term or restricted cash and investments long-term based on the duration of the underlying restriction. Restricted cash primarily includes amounts related to state tax bonds and other gaming-related bonds, deposits received for property sales and amounts held in escrow related to leases. Restricted investments relate to trading securities pledged as collateral by our captive insurance company.

Goodwill and Other Intangible Assets—Goodwill represents the excess of cost over the net identifiable tangible and intangible assets of acquired businesses and is stated at cost, net of impairments, if any. Other intangible assets include values attributable to acquired gaming licenses, customer lists, and trademarks. ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”) requires these assets be reviewed for impairment at least annually or on an interim basis if indicators of impairment exist. We perform our annual impairment test as of the first day of the fourth fiscal quarter. We first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than it carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of an indefinite-lived intangible or reporting unit is greater than its carrying amount, then performing further testing is not required. However, if we conclude otherwise, we are required to perform the first step of a two-step quantitative impairment test using; 1) a discounted cash flow analysis based on forecasted future results discounted at the weighted average cost of capital and, 2) by using a market approach based upon public trading and recent transaction valuation multiples for similar companies. Intangible assets with indefinite lives not subject to amortization are reviewed by comparing the fair value of the recoded assets to their carrying amount. We review, at least annually, the continued use of an indefinite useful life. If these intangible assets are determined to have a finite useful life, they are amortized over their estimated remaining useful lives.

Deferred Financing Costs—The costs of issuing long-term debt are capitalized and amortized using the effective interest method over the term of the related debt.

Self-Insurance—We are self-funded up to a maximum amount per claim for employee-related health care benefits, workers’ compensation and general liabilities. Claims in excess of this maximum are fully insured through stop-loss insurance policies. We accrue for workers’ compensation and general liabilities on a discounted basis based on claims filed and estimates of claims incurred but not reported. The estimates have been discounted at 1.6% and 1.0% at April 23, 2017 and April 24, 2016, respectively, or a discount of $964 and $645, respectively. We utilize independent consultants to assist management in its determination of estimated insurance liabilities. While the total cost of claims incurred depends on future developments, in managements’ opinion, recorded reserves are adequate to cover future claims payments.

Workers’ compensation and general liability claims expense is included in corporate and development expense in our consolidated statements of operations and comprehensive income. Employee related health care benefits expenses are included in the consolidated statement of operations and comprehensive income lines that include the respective employee compensation costs. Reserves for workers’ compensation and employee related health care are included in accrued liabilities – payroll and related in the consolidated balance sheets. Reserves for general liability claims are included in accrued liabilities – other in the consolidated balance sheets. Total self-insurance reserves are as follows:

	Fiscal Year Ended
	April 23,	April 24,
	2017	2016
Beginning balance	$25,780	$26,253
Additions:
Charged to expenses	28,124	31,031
Employee contributions	8,133	9,353
Payments:	(38,601)	(40,830)
Change in discount	(319)	(27)
Stop loss receivable	6,471	—

Ending balance	$29,588	$25,780

Self-insurance reserves include $6,471 of obligations that are reimbursable under various insurance policies purchased by the Company. These insurance receivables are included in accounts receivable in the consolidated balance sheet as of April 23, 2017.

Revenue Recognition—In accordance with gaming industry practice, we recognize casino revenues as the net win from gaming activities. Casino revenues are net of accruals for anticipated payouts of progressive slot and table game jackpots. Revenues from rooms, food, beverage, entertainment and the gift shops are recognized at the time the related service or sale is performed or realized.

Promotional Allowances—The actual retail value of rooms, food and beverage and other services furnished to guests without charge or at a discount is included in gross revenues and then deducted as promotional allowances to arrive at net revenues included in the accompanying consolidated statements of operations and comprehensive income at the time such good or services are provided to our guests. The cost of providing such complimentary services from continuing operations are included in casino expense in the accompanying statements of operations and comprehensive income.

	Fiscal Year Ended
	April 23,	April 24,	April 26,
	2017	2016	2015
Rooms	$5,303	$5,752	$5,856
Food and beverage	50,254	51,949	54,039
Other	116	110	169

Total cost of complimentary services	$55,673	$57,811	$60,064

Fan Club—Our guests are eligible to participate in our Fan Club, our customer loyalty program, which offers certain sales incentives accounted for under ASC 605-50 “Revenue Recognition Customer Payments and Incentives.” We accrue a liability for the estimated cost of providing Fan Club benefits as our guest earns Fan Club points. Such sales incentives are recorded as a reduction of revenues in our promotional allowances in our statements of operations and comprehensive income. The points earned under Fan Club may be redeemed for free slot play, cash, or other goods or services depending upon the property.

At April 23, 2017 and April 24, 2016, our accrual was $3,976 and $3,691, respectively, for estimated cost of providing benefits under our Fan Club and included in progressive jackpots and slot club awards in our consolidated balance sheets.

	Fiscal Year Ended
	April 23,	April 24,
	2017	2016
Beginning balance	$3,691	$3,958
Earned	18,014	17,506
Redeemed	(17,131)	(16,822)
Expirations	(917)	(1,270)
Other	319	319

Ending Balance	$3,976	$3,691

Advertising—Advertising costs are expensed the first time the related advertisement appears. Total advertising costs from continuing operations were $28,548, $28,777 and $28,286 in fiscal years 2017, 2016 and 2015, respectively.

Operating Leases—We recognize rent expense for each lease on the straight-line basis, aggregating all future minimum rent payments including any predetermined fixed escalations of the minimum rentals. Our liabilities include the aggregate difference between rent expense recorded on the straight-line basis and amounts paid under the leases.

Development Costs—We pursue development opportunities for new gaming facilities in an ongoing effort to expand our business. In accordance with ASC Topic 720, Other Expenses (“ASC 720”), costs related to projects in the development stage are recorded as a development expense, except for those costs capitalized in accordance with the guidance of ASC 720. Previously capitalized development costs are expensed when the development is deemed less than probable. Total development costs expensed from continuing operations were recorded in the consolidated statements of operations and comprehensive income in corporate and development expenses.

Pre-Opening Costs—We expense pre-opening costs as incurred. Pre-opening costs include payroll, outside services, advertising, insurance, utilities, travel and various other expenses related to new operations prior to opening. Pre-opening costs from continuing operations were $597, $153 and $0 in fiscal years 2017, 2016 and 2015, respectively, related to preparing for our new land-based operations in Bettendorf.

Income Taxes—We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred income tax liabilities and deferred income tax assets for the difference between the book basis and tax basis of assets and liabilities. We have recorded valuation allowances related to net operating loss carry forwards and certain temporary differences. Recognizable future tax benefits are subject to a valuation allowance, unless such tax benefits are determined to be more likely than not realizable. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.

Stock Compensation—Our stock based compensation is accounted for in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). Stock compensation cost is measured at the grant date, based on the estimated fair value of the award and is recognized as expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.

Allowance for Doubtful Accounts—We reserve for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

Recently Announced Accounting Standards—

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Update No. 2017-04, “Intangibles—Goodwill and Other,” which simplifies the subsequent measurement of goodwill. Under this amendment, an entity will recognize an impairment loss for the amount by which a reporting unit’s carrying amount exceeds fair value. The update is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In November 2016, the FASB issued Update No. 2016-18, “Statement of Cash Flows—Restricted Cash,” to provide guidance on the presentation of restricted cash in the statement of cash flows. The update is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In August 2016, the FASB issued Update No. 2016-15, “Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments.” The amendments aim to reduce the diversity in practice of the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. The amendments intend to provide consistent application of certain cash flow issues including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims and distributions received from equity method investees. The update is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Update No. 2016-09, “Compensation – Stock Compensation,” which simplifies the accounting for share-based compensation, including the income tax consequences. This update amends treatment of excess tax benefits and deficiencies as a component of income tax expense rather than equity, the presentation of excess tax benefits as an operating activity on the statement of cash flows and allows an entity to make an accounting policy election to account for forfeitures. The amendments are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In February 2016, the FASB issued Update No. 2016-02, “Leases.” Under this guidance, lessees will be required to recognize operating and finance leases with lease terms greater than 12 months as liabilities and corresponding right-of-use assets on the balance sheet. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, on a modified retrospective basis and early adoption is permitted. We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In May 2014, the FASB issued Update No. 2014-09, “Revenue from Contracts with Customers,” which converges the FASB’s and the International Accounting Standards Board’s current standards on revenue recognition. The standard provides companies with a single model to use in accounting for revenue arising from contracts with customers and supersedes current revenue guidance. The proposed effective date for the standard was for annual and interim periods beginning after December 15, 2017. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date for one year. In March 2016 through May 2016, the FASB issued ASU 2016-08, ASU 2016-10, ASU 2016-11 and ASU 2016-12, which amended and further clarified the new standard. The standard permits companies to either apply the adoption to all periods presented, or apply the requirements in the year of adoption through a cumulative adjustment. We are currently evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

3. Discontinued Operations

On August 22, 2016, we entered into a definitive agreement to sell our casino and hotel property in Lake Charles, Louisiana, for $134,500, subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation, a Pueblo of a Laguna-owned business based in Albuquerque, New Mexico. The transaction is expected to be completed in early fiscal 2018, subject to Louisiana Gaming Board approval and other customary closing conditions. We received a $20,000 deposit related to this transaction, which is reflected in restricted cash within current assets in the consolidated balance sheet as of April 23, 2017.

On October 13, 2016 we entered into a definitive agreement to sell our casino in Marquette, Iowa, for $40,000, subject to a customary working capital adjustment, to an affiliate of Casino Queen, based in Swansea, Illinois. As a result, we recorded a non-cash pretax valuation charge of $1,687 to reduce the carrying value of Marquette’s net assets held for sale to the expected net realizable value upon completion of the sale transaction. The transaction was completed in March 2017.

In fiscal 2017, Lake Charles and Marquette met the requirements for presentation as assets held for sale and discontinued operations under generally accepted accounting principles. Accordingly, the operations of Lake Charles and Marquette have been classified as discontinued operations and as assets held for sale for all periods presented.

Natchez, Mississippi— On October 19, 2015, we closed our casino property in Natchez, Mississippi and completed the previously announced sale of the hotel and certain related non-gaming assets to Casino Holding Investment Partners, LLC for net cash proceeds of $11,448. As a result, we recorded a net gain of $2,000 in discontinued operations in fiscal 2016. The net gain consisted of a gain on the sale of the hotel and related non-gaming assets of $6,424, offset by a non-cash pretax charge of $4,424 related to the write-off of the Natchez gaming vessel and certain other assets. The results of our Natchez casino operations are presented as discontinued operations for all periods presented.

The Company incurred $258 for capital expenditures at our Natchez property during the fiscal year ending April 24, 2016. The Company incurred $3,454 and $4,334 for capital expenditures at our Lake Charles property during the fiscal years ending April 23, 2017 and April 24, 2016, respectively. The Company incurred $1,142 and $1,072 for capital expenditures at our Marquette property during the fiscal years ending April 23, 2017 and April 24, 2016, respectively.

The results of our discontinued operations are summarized as follows:

	Discontinued Operations
	Fiscal Year Ended
	April 23,	April 24,	April 26,
	2017	2016	2015
Net revenues	$133,061	$154,848	$173,440
Valuation charges	(1,687)	(4,424)	—
Depreciation expense	(3,943)	(12,991)	(13,734)
Pretax income from discontinued operations	11,981	7,999	10,583
Income tax provision from discontinued operations	(4,120)	—	(638)
Income from discontinued operations	7,861	7,999	9,945

Interest expense of $15 for fiscal year 2015 has been allocated to discontinued operations related to our Lake Charles property.

The assets and liabilities held for sale were as follows:

	April 23,	April 24,
	2017	2016
Current assets:
Accounts receivable	$755	$768
Inventory	450	726
Prepaid expenses and other assets	699	867
Property and equipment, net	77,960	—
Other intangible assets, net	20,998	—
Other	220	—

Total current assets held for sale	$101,082	$2,361

Long-term assets:
Property and equipment, net	$—	$88,717
Goodwill	—	29,195
Other intangible assets, net	—	20,998
Prepaid deposits and other	—	220

Total long-term assets held for sale	$—	$139,130

Current liabilities:
Accounts payable	$1,994	$2,291
Payroll and related	1,642	2,173
Property and other taxes	499	613
Progressive jackpots and slot club awards	1,605	1,859
Other	306	390

Total liabilities related to assets held for sale	$6,046	$7,326

4. Property and Equipment, Net

Property and equipment, net consists of the following:

	April 23,	April 24,
	2017	2016
Property and equipment:
Land and land improvements	$188,250	$185,499
Leasehold improvements	91,430	93,702
Buildings and improvements	693,963	659,969
Riverboats and floating pavilions	44,577	63,729
Furniture, fixtures and equipment	453,034	442,813
Construction in progress	11,899	39,276

Total property and equipment	1,483,153	1,484,988
Less accumulated depreciation and amortization	(676,783)	(674,538)

Property and equipment, net	$806,370	$810,450

We recorded depreciation expense of $67,809, $68,623 and $64,303 for our continuing operations for fiscal 2017, 2016, and 2015, respectively.

5. Goodwill and Other Intangible Assets

We have recorded goodwill, net of impairment, related to our continuing operations of $79,305 and $79,776 at April 23, 2017 and April 24, 2016, respectively. Goodwill includes accumulated impairment losses of $164,301.

The remaining goodwill balance by property as of April 23, 2017 is as follows:

April 23,
2017
Bettendorf	$5,713
Black Hawk	27,514
Boonville	2,599
Kansas City	7,182
Lula	6,581
Vicksburg	29,716

Total	$79,305

Other intangible assets consist of the following:

	April 23, 2017				April 24, 2016
				Net				Net
	Historical	Accumulated	Accumulated	Carrying	Historical	Accumulated	Accumulated	Carrying
	Cost	Amortization	Impairment	Amount	Cost	Amortization	Impairment	Amount
Indefinite-lived assets
Gaming licenses	$23,343	$—	$—	$23,343	$23,343	$—	$—	$23,343
Trademarks	7,149	—	—	7,149	7,149	—	—	7,149
Intangible assets - subject to amortization
Gaming licenses	12,500	(347)	(12,153)	—	12,500	(347)	(12,153)	—
Customer relationships	6,700	(5,792)	—	908	6,700	(4,955)	—	1,745
Customer lists	15,393	(15,393)	—	—	15,393	(15,393)	—	—
Tradename	544	(544)	—	—	544	(544)	—	—

Total	$65,629	$(22,076)	$(12,153)	$31,400	$65,629	$(21,239)	$(12,153)	$32,237

Our indefinite-lived intangible assets consist primarily of gaming licenses and trademarks for which it is reasonably assured that we will continue to renew indefinitely. Our other finite-lived intangible assets consist of customer relationships amortized over 8 years, customer lists amortized over 2 to 4 years, and a tradename amortized over 1.5 years. The weighted average remaining life of our customer relationships is approximately 1.1 years.

We recorded amortization expense of $837, $838 and $838, for our intangible assets subject to amortization related to our continuing operations for the fiscal years ended 2017, 2016, and 2015, respectively.

Future amortization expense of our amortizable intangible assets is as follows:

2018	838
2019	70
Thereafter	—

Total	$908

6. Valuation Charges

We recorded valuation charges as follows:

	Fiscal Year Ended
	April 23,	April 24,	April 26,
	2017	2016	2015
Property and equipment, net impairment charges	$—	$—	$9,000

Total impairment valuation charges	$—	$—	$9,000

Other Long-Lived Assets—During fiscal 2015, we recorded a $9,000 impairment charge related to our Nemacolin property and equipment, net as a result of our impairment testing under ASC 360. The non-recurring fair value of $15,848 used in our determination of the impairment charge considered level 3 inputs, including market valuation, estimated replacement cost values, estimates for economic obsolescence and estimated risk premiums and was the result of our current and future expected cash flows at the property.

The non-recurring fair values used in our determination of the goodwill impairment charges considered level 2 and 3 inputs, including discounted cash flows and market based multiple valuation methods.

7. Long-Term Debt

Long-term debt consists of the following:

	April 23,	April 24,
	2017	2016
Senior Secured Credit Facility:
Revolving line of credit, expires April 19, 2018, interest payable at least quarterly at either LIBOR and/or prime plus a margin	$22,800	$67,500
5.875% Senior Notes, interest payable semi-annually March 15 and September 15, net	451,873	502,541
8.875% Senior Subordinated Notes, interest payable semi-annually June 15 and December 15	350,000	350,000
Other	2,573	2,652

	827,246	922,693
Less current maturities	22,887	80
Less deferred financing costs, net	8,031	10,925

Long-term debt	$796,328	$911,688

In April 2015, the FASB issued Update No. 2015-03, “Interest-Imputation of Interest.” This update requires debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt liability. The standard is effective for annual periods beginning after December 15, 2015. The standard requires application of the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. We adopted this standard in the first quarter of fiscal 2017 and the effect of adopting this standard has been reflected for all periods presented. This reclassification reduced our total assets and total liabilities as previously reported in our consolidated balance sheet for April 24, 2016 by $10.9 million. This reclassification had no effect on our retained earnings or net income previously reported.

Senior Secured Credit Facility, as amended and restated—Our Senior Secured Credit Facility as amended and restated (“Credit Facility”) consists of a $300,000 revolving line of credit. The Credit Facility is secured on a first priority basis by substantially all of our assets and guaranteed by all of our restricted subsidiaries.

Our net revolving line of credit availability at April 23, 2017, as limited by our outstanding borrowings, was approximately $266,400, after consideration of $10,800 in outstanding letters of credit. We have an annual commitment fee related to the unused portion of the Credit Facility of up to 0.55% which is included in interest expense in the accompanying consolidated statements of operations and comprehensive income. The weighted average effective interest rates of the Credit Facility for fiscal years 2017 and 2016 were 3.13% and 2.63%, respectively.

The Credit Facility includes a number of affirmative and negative covenants, as well as certain financial covenants including maintenance of a total leverage ratio, senior secured leverage ratio and minimum interest coverage ratio. The Credit Facility also restricts our ability to make certain investments or distributions. We were in compliance with the covenants as of April 23, 2017.

As the Credit Facility expires on April 19, 2018, outstanding borrowings were reclassified to current debt as of April 23, 2017. Upon completion of the Merger on May 1, 2017, the balance on the Credit Facility was paid and the Credit Facility was terminated.

5.875% Senior Notes—In March 2013, we issued $350,000 of 5.875% Senior Notes due 2021 (“5.875% Senior Notes”). The net proceeds were used to repay term loan borrowings under our Credit Facility. On April 14, 2015, we issued an additional $150,000 of 5.875% Senior Notes at a price of 102.0%, which have the same terms and are treated as the same class as the outstanding 5.875% Senior Notes (the “April 2015 issuance”). After deducting underwriting fees, the net proceeds of $151,500 from the April 2015 issuance were used to purchase a portion of the 7.75% Senior Notes validly tendered pursuant to the Tender Offer (as defined below). As a result of the April 2015 issuance, we capitalized deferred financing costs of $209 in fiscal 2016.

On March 10, 2017, we called $50 million of 5.875% Senior Notes and on April 10, 2017 we completed the redemption for $51,469, utilizing cash on hand and borrowings under our Credit Facility. As a result of the redemption, we recorded a loss of $1,790 on early extinguishment of debt in the fiscal 2017 consolidated statement of operations and comprehensive income, of which $321 was a noncash write off of deferred financing costs.

On April 17, 2017, we issued a cash tender offer for the remaining $450 million of 5.875% Senior Notes. On May 1, 2017, $252,910 aggregate principal of the 5.875% Senior Notes were purchased pursuant to the tender offer for total consideration of $262,871, including accrued interest, leaving $197,090 aggregate principal remaining of the 5.875% Senior Notes.

On May 1, 2017, Eldorado issued a call for redemption of the remaining $197,090 in 5.875% Senior Notes. On May 31, 2017, the remaining 5.875% Senior Notes were redeemed at 102.938%.

The 5.875% Senior Notes are guaranteed, on a joint and several basis, by substantially all of our significant subsidiaries and certain other subsidiaries. All of the guarantor subsidiaries are wholly owned by us. The 5.875% Senior Notes are general unsecured obligations and rank junior to all of our senior secured indebtedness and senior to our senior subordinated indebtedness. The 5.875% Senior Notes are redeemable, in whole or in part, at our option as of March 15, 2016, with call premiums as defined in the indenture governing the 5.875% Senior Notes.

7.75% Senior Notes—In March 2011, we issued $300,000 of 7.75% Senior Notes due 2019 at a price of 99.264% (“7.75% Senior Notes”). On April 7, 2015, we launched a cash tender offer for any and all of our outstanding 7.75% Senior Notes (the “Tender Offer”). The Tender Offer expired on April 13, 2015. We accepted for purchase $237,832 of the outstanding 7.75% Senior Notes validly tendered pursuant to the Tender Offer and we funded the payments utilizing the net proceeds from the 5.875% Senior Notes April 2015 issuance, additional borrowings under our Credit Facility and cash on hand. The aggregate amount paid of approximately $250,000, included tender offer consideration of $1.043 per $1.000 principal amount tendered, as well as accrued and unpaid interest on the 7.75% Senior Notes. As a result of the completed Tender Offer, we incurred expenses related to the write-off of deferred financing costs and the discount, tender fees and other related costs of $13,757, recorded as a loss on early extinguishment of debt in the fiscal 2015 consolidated statement of operations and comprehensive income.

On April 14, 2015 we issued an irrevocable notice of redemption of the remaining $62,168 of outstanding 7.75% Senior Notes at a redemption price of 103.875% of the principal amount, plus accrued and unpaid interest at the redemption date in accordance with the terms of the indenture governing the 7.75% Senior Notes. On May 14, 2015, we completed the redemption for approximately $65,000, utilizing additional borrowings under our Credit Facility and cash on hand. As a result of the redemption, we recorded a loss of $2,966 on early extinguishment of debt in the fiscal 2016 consolidated statement of operations and comprehensive income.

8.875% Senior Subordinated Notes – On August 7, 2012, we completed the issuance and sale of $350,000 of 8.875% Senior Subordinated Notes due 2020 (“8.875% Senior Subordinated Notes”). We received net proceeds of $343,000 for this issuance after deducting underwriting fees. As a result of the issuance, we capitalized deferred financing costs of $8,137.

In connection with the Merger, on May 1, 2017, Eldorado issued a call for redemption of the $350,000 in 8.875% Senior Subordinated Notes. On June 15, 2017, all of the remaining 8.875% Senior Subordinated Notes were redeemed at 102.219%.

The 8.875% Senior Subordinated Notes are guaranteed, on a joint and several basis, by substantially all of our significant subsidiaries and certain other subsidiaries. All of the guarantor subsidiaries are wholly owned by us. The 8.875% Senior Subordinated Notes are general unsecured obligations and rank junior to all of our senior indebtedness. The 8.875% Senior Subordinated Notes became redeemable, in whole or in part, on June 15, 2016, with call premiums as defined in the indenture governing the 8.875% Senior Subordinated Notes.

The indentures governing the 5.875% Senior Notes and the 8.875% Senior Subordinated Notes limit, among other things, our ability and our restricted subsidiaries’ ability to borrow money, make restricted payments, use assets as security in other transactions, enter into transactions with affiliates, pay dividends, or repurchase stock. The indentures also limit our ability to issue and sell capital stock of subsidiaries, sell assets in excess of specified amounts or merge with or into other companies.

Future Principal Payments of Long-term Debt—The aggregate principal payments due on long-term debt as of April 23, 2017 over the next five years and thereafter, are as follows:

Fiscal years ending:
2018	22,887
2019	94
2020	103
2021	800,112
2022	121
Thereafter	2,056

825,373
Debt premium	1,873

$827,246

8. Other Long-Term Obligations

Nemacolin Woodlands Resort—We entered into agreements with Nemacolin Woodland Resort (“Resort”) in Pennsylvania to construct and manage a casino, which we opened in July 2013. Under terms of the agreements, the Resort provided land, land improvements and a building for the casino property. The Company was deemed, for accounting purposes only, to be the owner of these assets provided by the Resort during the construction and casino operating periods due to our continuing involvement. Therefore, we are accounting for the transaction using the direct financing method. As of April 23, 2017, in accordance with ASC 840, we have recorded property and equipment, net of accumulated depreciation, of $5,348, and a liability of $6,100 in other long-term obligations related to the agreement.

The other long-term obligations will be reflected in our consolidated balance sheets until completion of the management agreement, at which time the related fixed assets, net of accumulated depreciation, will be removed from our consolidated financial statements and the net remaining obligation over the net carrying value of the associated fixed asset will be recognized as a gain (loss) on the sale of the facility.

Quad-Cities Waterfront Convention Center—We entered into agreements with the City of Bettendorf, Iowa under which the City constructed a convention center which opened in January 2009, adjacent to our hotel. We lease, manage, and provide financial and operating support for the convention center. The Company was deemed, for accounting purposes only, to be the owner of the convention center during the construction period. Upon completion of the convention center we were precluded from accounting for the transaction as a sale and leaseback due to our continuing involvement. Therefore, we are accounting for the transaction using the direct financing method. Under the terms of our agreements for the convention center, we have guaranteed certain obligations related to notes issued by the City of Bettendorf, Iowa for the convention center.

On May 4, 2015, we made a payment of approximately $9,400 related to the notes issued by the City per the terms of our agreement with borrowings from our Credit Facility. With this prepayment, we have fulfilled our financial obligation related to the convention center and have no future payments under this long-term obligation. The remaining balance of the long-term obligation will remain on our consolidated financial statements until completion of the lease agreement, at which time the related fixed assets, net of accumulated depreciation, and the net remaining obligation over the net carrying value of the associated fixed assets will be recognized as a gain (loss) on sale of the facility. As of April 23, 2017, we have recorded in other long-term obligations $7,912 related to our liability under ASC 840 related to the convention center.

9. Income Taxes

Income tax benefit (provision) from continuing operations consists of the following:

	Fiscal Year Ended
	April 23,	April 24,	April 26,
	2017	2016	2015
Current:
Federal	$(1,216)	$—	$—
State	(566)	(128)	(167)

	(1,782)	(128)	(167)
Deferred:
Federal	8,524	(2,623)	(2,666)
State	1,052	(1,427)	2,360

	9,576	(4,050)	(306)

Income tax benefit (provision)	$7,794	$(4,178)	$(473)

A reconciliation of income taxes from continuing operations at the statutory corporate federal tax rate of 35% to the income tax benefit (provision) reported in the accompanying consolidated statements of operations and comprehensive income is as follows:

	Fiscal Year Ended
	April 23,	April 24,	April 26,
	2017	2016	2015
Statutory tax (provision) benefit	$(16,928)	$(18,364)	$1,503
Effects of :
State taxes, net of federal effect	(2,627)	930	3,363
Reduction of unrecognized tax benefits	—	—	—
Other
Lobbying & Referendum costs	(591)	(671)	(2,016)
Employment tax credits	769	767	749
Fines & Penalties	(29)	(35)	(48)
Meals & Entertainment	(49)	(55)	(44)
Transaction costs	(1,300)	—	—
Various permanent differences	(230)	(421)	789
Valuation allowance	28,282	12,615	(4,328)
Expiration of stock awards	—	—	(611)
Other	497	1,056	170

Income tax benefit (provision)	$7,794	$(4,178)	$(473)

Significant components of our domestic net deferred income tax asset (liability) are as follows:

	Fiscal Year Ended
	April 23,	April 24,
	2017	2016
Deferred tax liabilities:
Property and equipment	$(48,356)	$(40,709)
Goodwill and intangibles	(14,115)	(22,727)
Gain on early extinguishment of debt	(4,908)	(9,751)
Other	(1,211)	(382)

Total deferred tax liabilities	(68,590)	(73,569)

Deferred tax assets:
Net operating losses	28,407	40,061
Employment tax credits	18,449	21,973
Accrued expenses	13,457	13,564
Alternative minimum tax credit	3,642	4,103
Other	11,424	14,355

Total deferred tax assets	75,379	94,056
Valuation allowance on deferred tax assets	(26,117)	(57,245)

Net deferred tax asset	49,262	36,811

Net deferred tax liability	$(19,328)	$(36,758)

Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise from net operating loss and tax credit carryforwards, as well as from temporary basis differences in assets and liabilities between financial reporting and tax.

At April 23, 2017, we have no remaining federal net operating loss carryforwards. We have various state income tax net operating loss carryforwards totaling $361,068 with expiration dates from fiscal 2022 to 2037. This includes both consolidated and separate company net operating loss carryforwards. Our state net operating loss carryforwards include adjustments of $28,271, respectively, for excess tax benefits from stock compensation deductions that have not yet been recognized for financial statement purposes. Equity will be increased if and when these deferred tax assets are realized. We also have federal general business and alternative minimum tax credit carryforwards of $22,091 for income tax purposes, with expiration dates from fiscal 2026 to 2037. For the current period, all deferred income taxes, including those related to NOL carryforwards, have been classified as noncurrent in the consolidated balance sheets in accordance with FASB Update No. 2015-17.

We periodically evaluate the realizability of our deferred tax assets and perform an analysis in light of all available evidence, both positive and negative, consistent with the provisions of ASC 740. As of April 23, 2017, we no longer have a three-year cumulative loss. After considering all of the positive and negative evidence, we concluded that all of our Federal deferred tax assets and some of our Colorado deferred tax assets are more likely than not to be realized. Accordingly, as of April 23, 2017, we released all of our valuation allowance against our Federal net deferred income tax assets and a portion of our valuation allowance against our Colorado net deferred income tax assets. For certain state jurisdictions, we remain in a three-year cumulative loss, which is a significant piece of negative evidence. Based on this negative evidence, we concluded that a valuation allowance should continue to be recorded against a significant portion of our state deferred tax assets as of April 23, 2017.

A reconciliation of the beginning and ending amounts of valuation allowance is as follows:

	Federal	State	Total
Balance, April 26, 2015	$39,508	$29,709	$69,217
(Benefit) Provision	(13,956)	1,984	(11,972)

Balance, April 24, 2016	$25,552	$31,693	$57,245
(Benefit) Provision	(25,415)	(3,959)	(29,374)
Release of Valuation Allowance	(137)	(1,178)	(1,315)

Balance, April 23, 2017	$—	$26,556	$26,556

We allocated the income tax provision and valuation allowance between continuing operations and discontinued operations consistent with the provisions of ASC 740.

During fiscal 2017, a decrease to the valuation allowance was recorded as an income tax benefit of $8,635 due to current year earnings, $1,315 due to valuation allowance release, and $20,739 due to the reclassification of indefinite lived intangibles at our discontinued operations. The ending valuation allowance balance does not preclude us from utilizing the deferred tax assets in the future, nor does it reflect a change in our long-term outlook. If or when recognized, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets as of April 23, 2017 will be accounted for as a reduction of income tax expense.

We account for unrecognized tax benefits in accordance with ASC 740. As of April 23, 2017, we have no ending balance for unrecognized tax benefits.

As of April 23, 2017, we were subject to U.S. federal income tax examination for fiscal years 2010 to 2016. We are also subject to state and local income tax examinations for various tax years in jurisdictions where we operate.

10. Stock Based Compensation

Under our amended and restated Long Term Incentive Plan, we have issued restricted stock units, performance-based restricted stock units, restricted stock and stock options.

Restricted Stock Units— Restricted stock units (“RSUs”) vest and are converted to stock ratably over three years commencing on the one-year anniversary of the grant date. Per the terms of the agreement, the awards are issued net of shares necessary to pay minimum withholding taxes. During fiscal 2017, we granted 145,516 RSUs to employees with a weighted-average fair market value of $15.16 per unit on the date of grant. During fiscal 2016, we granted 104,982 RSUs to employees with a fair market value of $14.89 per unit on the date of grant. Our aggregate estimate of forfeitures for restricted stock units is 9.7%. As of April 23, 2017, our unrecognized compensation cost for RSUs was $999.

A summary of restricted stock unit activity for fiscal 2017 is presented below:

	Restricted Stock Units	Weighted Average Grant-Date Fair Value
Outstanding at April 24, 2016	104,982	$14.89
Granted	145,516	15.16
Vested	(34,993)	14.89
Forfeited and expired	(26,164)	14.89

Outstanding at April 23, 2017	189,341	$15.10

As of April 23, 2017:
Weighted average remaining contractual term	1.5 years
Aggregate intrinsic value:
Outstanding	$4,953
Nonvested:
Unrecognized compensation cost	$999
Weighted average remaining vesting period	1.5 years

During fiscal 2013, we granted RSUs containing market performance conditions which determined the ultimate amount of RSUs to be awarded. The market condition period ended on April 26, 2015 and a gross award of 1,532,417 shares was achieved. Per the terms of the agreement, the awards are issued net of shares necessary to pay minimum withholding taxes with 50% of the RSUs vesting on April 26, 2015 and the remaining 50% vesting on April 26, 2016. On April 26, 2015, 459,473 net shares were issued for the first vested tranche. On April 26, 2016, 467,073 net shares were issued for the second vested tranche. The fair value of these RSUs was initially determined utilizing a lattice pricing model which considers a range of assumptions including volatility and risk-free interest rates. The aggregate compensation cost related to these RSUs was $4,637 recognized over the vesting periods.

Performance-based Restricted Stock Units— During fiscal 2017, we granted performance-based restricted stock units (“PSUs”), with a company performance condition which will determine the number of shares which will ultimately vest, if any, up to 216,699 shares with a fair market value of $14.77 per unit on the date of grant. During fiscal 2016, we granted PSUs with a company performance condition which will determine the number of shares which will ultimately vest, if any, up to 251,964 shares with a fair market value of $14.89 per unit on the date of grant. Any shares earned will vest at the end of three years from the date of grant. The probability of meeting the performance condition is assessed on a regular basis and compensation cost is adjusted accordingly. Our aggregate estimate of forfeitures for PSUs is 16.1%. As of April 23, 2017, our unrecognized compensation cost for PSUs was $2,114.

Restricted Stock—We have issued shares of restricted common stock to employees and directors under our Long Term Incentive Plan. Restricted stock awarded to employees primarily vests one-third on each of the first three anniversaries of the grant date and for directors’ vests one-half on the grant date and one-half on the first anniversary of the grant date. During fiscal 2017, we issued 32,239 shares of restricted stock to directors with a grant-date fair market value of $21.60. Our aggregate estimate of forfeitures for restricted stock for employees is 10.0%.

A summary of restricted stock activity for fiscal 2017 is presented below:

	Restricted Stock	Weighted Average Grant-Date Fair Value
Outstanding at April 24, 2016	220,325	$14.33
Granted	32,239	21.60
Vested	(139,742)	13.88
Forfeited and expired	—	—

Outstanding at April 23, 2017	112,822	$16.97

As of April 23, 2017:
Weighted average remaining contractual term	0.6 years
Aggregate intrinsic value:
Outstanding	$2,951
Nonvested:
Unrecognized compensation cost	$364
Weighted average remaining vesting period	0.6 years

Stock Options—We have issued incentive stock options and nonqualified stock options which have a maximum term of 10 years and are, generally, exercisable in yearly installments of 20% commencing one year after the date of grant.

During fiscal 2017, we issued 310,735 stock options which have a maximum term of seven years and are exercisable in yearly installments of 20% commencing one year after the grant date. The options have a per share grant date fair value of $5.968 utilizing the Black-Scholes-Merton option pricing model. During fiscal 2016, we issued 378,905 stock options which have a maximum term of seven years and are exercisable in yearly installments of 20% commencing one year after the grant date. The options have a per share grant date fair value of $5.764 utilizing the Black-Scholes-Merton option pricing model. There were no stock options granted in fiscal 2015. Our aggregate estimate of forfeitures for stock options is 14.3%.

A summary of stock option activity for fiscal 2017 is presented below:

		Weighted
		Average
		Exercise
	Options	Price
Outstanding at April 24, 2016	610,365	$13.84
Granted	310,735	14.67
Exercised	(127,036)	10.52
Forfeited and expired	(126,958)	15.95

Outstanding at April 23, 2017	667,106	$14.45

As of April 23, 2017:
Outstanding exercisable options	166,559	$14.45
Weighted average remaining contractual term	4.9 years
Aggregate intrinsic value:
Outstanding exercisable	$2,094
Outstanding	$7,809
Nonvested:
Unrecognized compensation cost	$1,420

Subsequent Event—Subsequent to our fiscal year ended April 23, 2017, we granted restricted stock units and stock options to certain employees under the Long-Term Incentive Plan. We issued 70,182 RSUs with a weighted average fair market value of $25.57 per unit on the date of grant. The RSUs will vest and be converted to stock ratably over three years commencing on the one year anniversary of the grant date. We also issued 158,288 stock options which have a maximum term of seven years and are exercisable in yearly installments of 20% commencing one year after the grant date. The options have a per share grant date fair value of $10.31 utilizing the Black-Scholes-Merton option pricing model. In addition, we granted PSUs, with a company performance condition which will determine the number of shares which will ultimately vest, if any, up to 109,463 shares. Any shares earned will vest at the end of three years from the date of grant. The probability of meeting the performance condition will be assessed on a regular basis and compensation cost will be adjusted accordingly.

Stock Compensation Expense—Total stock compensation expense from continuing operations in the accompanying consolidated statements of operations and comprehensive income was $5,405, $5,016 and $3,363 for the fiscal years 2017, 2016, and 2015, respectively. We recognize compensation expense for our stock-based awards on a straight-line basis over the requisite service period for each separately vesting portion of the award.

Share Based Plans— Information relating to our share based plans is as follows:

	April 23, 2017	April 26, 2016	April 27, 2015
Restricted Stock Units:
Fair value of restricted stock units vested during the year	$521	$—	$11,451
Restricted Stock:
Fair value of restricted stock vested during the year	1,940	1,881	3,238
Stock Options:
Intrinsic value of stock options exercised	1,218	1,436	57
Proceeds from stock option exercises	745	869	74

We have 2,503,756 shares available for future issuance under our equity compensation plan as of April 23, 2017.

Tax effect of Stock Based Compensation—Upon the exercise of stock options, vested restricted stock and vested RSUs, the tax benefit (provision) related to stock compensation, subject to certain limitations, is recognized as an addition to or deduction from additional paid-in capital. During fiscal year 2017, we increased additional paid-in capital by $8,954 for the excess tax benefit related to the current year vesting of restricted stock, exercise of stock options, and the utilization of prior net operating losses related to the excess tax benefit related to stock compensation. At April 23, 2017, we have $2,012 of unrecognized tax benefits associated with stock exercises and restricted stock vesting due to our net operating loss position in various states.

Stock Repurchase—Our Board of Directors has approved a stock repurchase program, as amended, allowing up to 6,000,000 shares of our common stock to be repurchased. As of April 23, 2017, we have repurchased 4,895,792 shares of common stock, and retired 553,800 shares of common stock under this stock repurchase program. No shares were repurchased in fiscal years 2017, 2016 or 2015.

11. Supplemental Disclosure of Cash Flow Information

For the fiscal years 2017, 2016 and 2015, we made cash payments for interest, net of capitalized interest, of $62,905, $65,061 and $81,023, respectively. We made income tax payments, net of refunds, of $6,133 and $134 in fiscal 2017 and 2016 and received income tax refunds, net of payments, of $29 in fiscal 2015.

For fiscal 2017, the change in accrued purchases of property and equipment in accounts payable decreased by $8,685 and increased by $7,923 and $1,959 for 2016 and 2015, respectively.

For fiscal 2017, 2016 and 2015, we capitalized interest of $295, $600 and $23, primarily related to the land-based and hotel renovations at our Bettendorf property.

12. Employee Benefit Plans

401(k) Plan—We have a 401(k) plan covering substantially all of our employees who have completed 90 days of service. Expense for our contributions from continuing operations related to the 401(k) plan was $1,389, $1,431 and $1,245 in fiscal years 2017, 2016, and 2015, respectively. Our contribution is based on a percentage of employee contributions and may include an additional discretionary amount.

2005 Deferred Compensation Plan—Our 2005 Deferred Compensation Plan (the “Plan”), as amended and restated, is an unfunded deferred compensation arrangement for the benefit of key management officers and employees of the Company and its subsidiaries. The terms of the Plan include the ability of the participants to defer, on a pre-tax basis, salary, and bonus payments in excess of the amount permitted under IRS Code Section 401(k). The terms also allow for a discretionary annual matching contribution by the Company. The Plan allows for the aggregation and investment of deferred amounts in notional investment alternatives, including units representing shares of our common stock. The liability related to the Plan as of April 23, 2017 and April 24, 2016 was $3,864 and $3,564, respectively, and is included in long-term other accrued liabilities in the consolidated balance sheets. There were no discretionary matching contributions by the Company for fiscal 2017, 2016 and 2015.

13. Fair Value

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach). The levels of hierarchy are described below:

Level 1: Inputs such as quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets in active markets, quoted prices from identical or similar assets in inactive markets and observable inputs such as interest rate and yield curves.

Level 3: Inputs that are not observable in the market and that include management’s judgments about assumptions market participants would use.

Items Measured at Fair Value on a Recurring Basis—The following table sets forth the assets measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at April 23, 2017 and April 24, 2016:

	April 23, 2017
	Level 1	Level 2	Total
Assets:
Marketable securities	$7,395	$10,407	$17,802
Restricted cash and investments	6,482	3,389	9,871

	April 24, 2016
	Level 1	Level 2	Total
Assets:
Marketable securities	$8,950	$10,388	$19,338
Restricted cash and investments	6,362	3,457	9,819

Marketable securities—The estimated fair values of our marketable securities are determined on an individual asset basis based upon quoted prices of identical assets available in active markets (Level 1), quoted prices of identical assets in inactive markets, or quoted prices for similar assets in active and inactive markets (Level 2), and represent the amounts we would expect to receive if we sold these marketable securities.

Restricted cash and investments—The estimated fair values of our restricted cash and investments are based upon quoted prices available in active markets (Level 1), or quoted prices for similar assets in active and inactive markets (Level 2), and represent the amounts we would expect to receive if we sold our restricted cash and investments.

There were no transfers between level 1 and level 2 investments.

Other Financial Instruments—The estimated carrying amounts and fair values of our other financial instruments are as follows:

	April 23, 2017		April 24, 2016
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial liabilities:
Revolving line of credit	$22,800	$22,572	$67,500	$66,150
5.875% Senior notes	451,873	464,544	502,541	520,000
8.875% Senior subordinated notes	350,000	361,970	350,000	367,206
Other long-term debt	2,573	2,573	2,652	2,652
Other long-term obligations	14,012	14,012	13,912	13,912

The fair value of our long-term debt or other long-term obligations is estimated based on the quoted market price of the underlying debt issue (Level 1) or, when a quoted market price is not available, the discounted cash flow of future payments utilizing current rates available to us for debt of similar remaining maturities (Level 3). Debt obligations with a short remaining maturity have a carrying amount that approximates fair value.

14. Commitments and Contingencies

Operating Leases—The Company leases real estate and various equipment under operating lease agreements. Future minimum payments over the lease term of non-cancelable operating leases with initial terms of one year or more consisted of the following at April 23, 2017:

Fiscal Years Ending:
2018	10,219
2019	10,014
2020	7,838
2021	6,912
2022	5,639
Therafter	123,345

Total minimum lease payments	$163,967

Rent expense related to continuing operations was $18,891, $19,833 and $20,366 in fiscal years 2017, 2016 and 2015, respectively. Such amounts include contingent rentals of $2,381, $2,592 and $2,681 in fiscal years 2017, 2016 and 2015, respectively. Contingent rent is based upon casino revenues or other metrics as defined in our lease agreements. Certain of our leases are subject to renewals and may contain escalation clauses.

Employees— As of April 23, 2017, we employed approximately 6,600 full and part-time people. We have a collective bargaining agreement with UNITE HERE covering approximately 470 employees at our Pompano property which was renewed in June 2015 and expires on May 31, 2018. We believe that our relationship with our employees is satisfactory.

Legal and Regulatory Proceedings— We are subject to certain federal, state and local environmental protection, health and safety laws, regulations and ordinances that apply to businesses generally, and are subject to cleanup requirements at certain of our facilities as a result thereof. We have not made, and do not anticipate making material expenditures, nor do we anticipate incurring delays with respect to environmental remediation or protection. However, in part because our present and future development sites have, in some cases, been used as manufacturing facilities or other facilities that generate materials that are required to be remediated under environmental laws and regulations, there can be no guarantee that additional pre-existing conditions will not be discovered and we will not experience material liabilities or delays.

We are subject to various contingencies and litigation matters and have a number of unresolved claims. Although the ultimate liability of these contingencies, this litigation and these claims cannot be determined at this time, we believe they will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.